Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 24, 2021, with respect to the financial statements of World Gold Trust and SPDR® Gold MiniSharesSM Trust, a series of World Gold Trust, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

September 20, 2022